Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333 - 64172 on Form N-1A of our report dated February 11, 2009, relating to the financial statements and financial highlights of Waddell & Reed InvestEd Portfolios, Inc. (to be renamed Waddell & Reed InvestEd Portfolios on the effective date of this filing), including Waddell & Reed InvestEd Growth Portfolio, Waddell & Reed InvestEd Balanced Portfolio and Waddell & Reed InvestEd Conservative Portfolio appearing in the Annual Report on Form N-CSR of Waddell & Reed InvestEd Portfolios for the fiscal year ended December 31, 2008. We also consent to the incorporation by reference in this Registration of our report dated November 18, 2008, relating to the financial statements and financial highlights of Waddell & Reed Advisors Cash Management, Inc. (subsequently renamed, Waddell & Reed Advisors Cash Management, a series of Waddell & Reed Advisors Funds Trust) appearing in the Annual Report on Form N-CSR of Waddell & Reed Advisors Cash Management for the fiscal year ended September 30, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services - Custodial and Auditing Services" and "Financial Statements" in the Statement of Additional Information, which are parts of such Registration Statement.

Deloitte & Touche LLP

Kansas City, Missouri
April 24, 2009